                                                                    EXHIBIT 99.1
NEWS RELEASE                                                     [CERIDIAN LOGO]


                                                       Craig Manson
                                                       Investor Relations
                                                       952/853-6022




            CERIDIAN CORPORATION REPORTS SOLID SECOND QUARTER RESULTS



SECOND QUARTER 2003 HIGHLIGHTS:
o Human Resource Solutions posts fourth consecutive quarter of top-line growth. Revenue of $220.4 million meets guided range. Orders increase by mid-teens over prior year period on a percentage basis. Customer retention ahead of plan.
o Comdata posts revenue of $77.4 million. Strength in retail transactions, local fueling, eCash and BusinessLink tempered by economic softness in transportation.
o    EPS of $.17 meets expectations.
o    Cash flow from operations strong at $62.8 million.

MINNEAPOLIS, JULY 17, 2003--Ceridian Corporation (NYSE: CEN) today reported second quarter 2003 earnings.

Second quarter 2003 net earnings were $25.4 million, or $.17 per diluted share of common stock, on revenue of $297.8 million. Supplementary schedules containing comparative 2002 quarterly results are available on Ceridian Corporation's website at www.ceridian.com.

"I am pleased with Ceridian's operating results for the second quarter of 2003," said Ronald L. Turner, chairman, president and chief executive officer of Ceridian.

"The Human Resource Solutions (HRS) business again met revenue growth expectations despite the low interest rate environment and moderating weakness in customer employment levels. I am particularly encouraged that customer retention remains ahead of plan, and that order levels during the quarter increased in the mid-teens on a percentage basis compared to last year's second quarter. We remain confident that we can post double-digit order growth for the year.

"Comdata's bottom-line performance during the quarter was solid, especially given the on-going challenges in the transportation market. Transportation revenue during the quarter was slightly less than anticipated, primarily due to softness in the transportation industry. Transaction levels in the over-the-road trucking market slowed considerably during the first two months of the quarter before rebounding in June. Stored Value Systems (SVS) enjoyed strong performances in both gift card sales and transactions, and we expect SVS to continue its solid performance through the balance of the year. Comdata's emerging businesses again gained traction during the quarter and contributed meaningfully to growth."


GUIDANCE FOR 2003

For the third quarter, the Company expects earnings per share to be $.19 to $.21, HRS revenue to be between $225 million and $230 million, and Comdata revenue to be between $82 million and $85 million.

For the full year, earnings per share are expected to be between $.83 and $.87, HRS revenue to be between $935 million and $950 million, and Comdata revenue to be between $325 million and $335 million.


EARNINGS TELECONFERENCE WEBCAST

Investors are invited to listen to a teleconference discussing the matters addressed in this press release, live via the Internet at 10:00 a.m. (EDT) on Thursday, July 17, 2003. The webcast can be accessed through the Investor Relations section of Ceridian's website at www.ceridian.com. A replay of the call will also be available at the same address beginning at l:00 p.m. (EDT) on July 17, 2003.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resource outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

We report our financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). However, we believe that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth herein, on our website and presented by us from time to time, may constitute non-GAAP financial measures within the meaning of Regulation G and Item 10 of Regulation S-K adopted by the Securities and Exchange Commission. We have presented in supplementary schedules referenced herein a reconciliation of these measures to the most directly comparable GAAP financial measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

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This press release contains forward-looking statements within the meaning of the
Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes" or
"plans," or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian's filings with the Securities and Exchange Commission, including those factors which are discussed in Ceridian's Annual Report on Form 10-K, for the fiscal year ended December 31, 2002, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.













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                                                                      Schedule A

CONSOLIDATED STATEMENTS OF OPERATIONS                       Ceridian Corporation
(Dollars in millions, except per share data)                    and Subsidiaries
(Unaudited)

                                    For Periods Ended June 30,
                                Current Quarter      Year to Date
                                2003      2002      2003      2002

Revenue                      $  297.8  $  287.8  $  612.4   $ 589.6
Costs and Expenses
  Cost of revenue               145.0     139.5     293.4     282.8
  Selling, general and
    administrative               95.7      94.4     203.9     197.2
  Research and development       16.8      14.4      33.1      29.7
  Other expense (income)          0.2      (0.1)     (0.2)      9.7
     Total costs and expenses   257.7     248.2     530.2     519.4

Earnings before
  interest and taxes             40.1      39.6      82.2      70.2

  Interest income                 0.5       0.6       1.0       0.9
  Interest expense               (1.2)     (1.9)     (2.4)     (3.8)

Earnings before income taxes     39.4      38.3      80.8      67.3

  Income tax provision           14.0      13.8      28.7      24.2

Net earnings                 $   25.4  $   24.5  $   52.1   $  43.1


Earnings per share
  Basic                      $   0.17  $   0.17  $   0.35   $  0.29
  Diluted                    $   0.17  $   0.16  $   0.35   $  0.28


Shares used in calculations
(in thousands)
  Weighted average
    shares (basic)            147,970   148,246   148,210   147,560
  Dilutive securities           1,367     5,467       807     4,697
  Weighted average
    shares (diluted)          149,337   153,713   149,017   152,257









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                                                                      Schedule B

CONDENSED CONSOLIDATED BALANCE SHEETS                       Ceridian Corporation
(Unaudited)                                                     and Subsidiaries
(Dollars in millions)

                                       June 30,       December 31,
                                         2003             2002

Cash and equivalents                   $   160.6      $   134.3
Trade receivables                          434.0          393.1
Other receivables                           29.5           27.5
Other assets                             1,487.5        1,462.6
Total assets before customer funds       2,111.6        2,017.5
Customer funds                           2,363.9        2,440.9
     Total assets                      $ 4,475.5      $ 4,458.4

Debt                                   $   215.3      $   193.5
Drafts and settlements payable             158.3          120.8
Other liabilities                          550.3          576.4
Total liabilities before
  customer funds obligations               923.9          890.7
Customer funds obligations               2,363.9        2,440.9
     Total liabilities                   3,287.8        3,331.6
Stockholders' equity                     1,187.7        1,126.8
     Total liabilities and
      stockholders' equity             $ 4,475.5      $ 4,458.4






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                                                                      Schedule C

                      Ceridian Corporation and Subsidiaries
                               Revenue Comparisons
                                      ($M)

                              Second Quarter        Six Months YTD
                             2003      2002        2003       2002

HRS                       $  220.4  $  208.3    $  456.0   $  435.0
Comdata                       77.4      79.5       156.4      154.6

Total                     $  297.8  $  287.8    $  612.4   $  589.6






                      Ceridian Corporation and Subsidiaries
                  Earnings Before Interest and Tax Comparisons
                                      ($M)

                             Second Quarter        Six Months YTD
                             2003      2002        2003       2002

HRS                       $   14.7  $   13.9    $   34.8   $   21.0
Comdata                       25.4      25.7        47.4       45.1
Other                            -         -           -        4.1

Total                     $   40.1  $   39.6    $   82.2   $   70.2






                      Ceridian Corporation and Subsidiaries
                  Earnings Before Interest and Tax Comparisons
                       Supplementary Non-GAAP Information
                                      ($M)

                             Second Quarter        Six Months YTD
                             2003      2002        2003       2002

HRS                       $   14.7  $   13.9    $   34.8   $   33.4
Comdata                       25.4      25.7        47.4       46.6

Total                     $   40.1  $   39.6    $   82.2   $   80.0

A reconciliation of this supplementary non-GAAP information to the most directly comparable GAAP information can be found in the supplementary schedules previously referenced in this press release.




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